                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /    Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/    Definitive Proxy Statement
/ /    Definitive Additional Materials
/ /    Soliciting Material Pursuant to Section240.14a-12

                         UNITED PAN-EUROPE COMMUNICATIONS N.V.
------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.
                                BOEING AVENUE 53
                     1119 PE SCHIPHOL RIJK, THE NETHERLANDS

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 17, 2001

                            ------------------------

To the Shareholders:

    The 2001 Annual Meeting of the Shareholders of United Pan-Europe Communications N.V. (the "Company"), a public company organized under the laws of The Netherlands, will be held at the Amstel Inter-Continental Hotel, Professor Tulpplein 1, Amsterdam, The Netherlands, on Thursday, May 17, 2001 at 2:00 p.m., local time, for the following purposes:

    1. To adopt the Annual Accounts of the Company for the fiscal year ended December 31, 2000;

    2. To grant discharge to the members of the Supervisory Board and the Board of Management from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2000;

    3. To grant authority to the Board of Management to repurchase up to 10% of the Company's outstanding share capital for a period of 18 months (until November 17, 2002);

    4.  To elect three new members of the Supervisory Board;

    5. To amend the Articles of Association of the Company to, INTER ALIA, increase the Company's authorized share capital by an additional E300,000,000 of ordinary shares A;

    6. To appoint the firm Arthur Andersen as independent auditors for the fiscal year ending December 31, 2001;

    7.  To discuss the strategy of the Company; and

    8. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

    Copies of the Annual Accounts, the report of the Board of Management and a list of shareholders entitled to vote at the Annual Meeting are open for inspection at the offices of the Company, located at Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands, by registered shareholders and other persons entitled to attend meetings of shareholders of the Company. Such copies will be open for inspection from the date hereof until the close of the Annual Meeting.

    Holders of record of the Company's ordinary shares A, priority shares and preference shares at the close of business April 10, 2001, the record date of the meeting, will be entitled to notice of and to vote at the Annual Meeting. Shares can only be voted at the meeting if the holder is present or represented by proxy.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE ANNUAL MEETING AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

                                 BY ORDER OF THE BOARD OF MANAGEMENT
                                 /s/ Anton M. Tuijten
                                 Anton M. Tuijten
                                 Board of Management Member and
                                 General Counsel

April 12, 2001
Amsterdam, The Netherlands

                                     [LOGO]

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.
                                BOEING AVENUE 53
                     1119 PE SCHIPHOL RIJK, THE NETHERLANDS

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

    The accompanying proxy is being solicited by and on behalf of the Board of Supervisory Directors (the "Supervisory Board") of United Pan-Europe Communications N.V. (the "Company" or "UPC") for use at the 2001 Annual Meeting of the Shareholders of the Company (the "Annual Meeting") to be held at the Amstel Inter-Continental Hotel, Professor Tulpplein 1, Amsterdam, The Netherlands, on Thursday, May 17, 2001 at 2:00 p.m., local time. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the directions noted thereon, or, if no directions are indicated, it will be voted in favor of the proposals described in this Proxy Statement. Any shareholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

    The solicitation of proxies by the Supervisory Board will be conducted by mail. In addition, certain members of the Supervisory Board (each a "Supervisory Director"), officers and regular employees of the Company may solicit proxies in person or by facsimile, telex or telephone. The Company will bear the cost of preparing and mailing proxy materials as well as the cost of soliciting proxies. The Company will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of the ordinary shares and to UnitedGlobalCom, Inc. ("UGC") as the holder of the Company's outstanding priority shares.

    At the close of business on April 10, 2001, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were 441,246,729 ordinary shares A outstanding, each of which is entitled to 100 votes, 300 priority shares outstanding, each of which is entitled to 100 votes, and 12,400 Series 1 Class A preference shares outstanding, each of which is entitled to 100 votes. The ordinary shares A, priority shares and preference shares are the only classes of capital stock of the Company outstanding and entitled to notice of and to vote at the Annual Meeting. Adoption of all matters to be voted on shall require the vote of a majority of the votes cast. With respect to the Election of Members of the Supervisory Board, as to each nominee, shareholders of the Company may vote in favor of or against the election of said nominee. With respect to all other items, shareholders of the Company may vote in favor of or against the proposal. Abstentions, broker non-votes and invalid votes will not be counted as votes.

    A copy of the Company's Annual Report on Form 10-K is included. A copy of the schedules and exhibits thereto may be obtained without charge by written request to Investor Relations, United Pan-Europe Communications N.V., Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands.

    This Proxy Statement and the accompanying proxy will be first mailed to shareholders on or about April 16, 2001.

                                     ITEM 1
                          APPROVAL OF ANNUAL ACCOUNTS

    At the Annual Meeting, the shareholders of the Company will be asked to adopt the Company's audited annual accounts, as expressed in Euro and prepared in accordance with Dutch statutory accounting principles (the "Annual Accounts"), for the fiscal year ended December 31, 2000, as required under Dutch law and the Articles of Association of the Company.

    Copies of the Annual Accounts and the reports of the Supervisory Board and the Board of Management are available for inspection by registered shareholders and other persons entitled to attend meetings of shareholders at the offices of the Company at Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands, and at the office of Citibank, N.A., 111 Wall Street, New York, New York 10043, from the date hereof until the close of the Annual Meeting.

    During the 2000 fiscal year, there were no profits accrued to the Company, and no dividends will be paid.

    THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE ANNUAL ACCOUNTS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 2
          GRANT DISCHARGE TO THE MEMBERS OF THE SUPERVISORY BOARD AND
                            THE BOARD OF MANAGEMENT

    At the Annual Meeting, the shareholders of the Company will be asked to discharge the members of the Supervisory Board and the Board of Management from liability in respect to the exercise of their duties during the financial year concerned. This discharge of liability will be limited by mandatory provisions of Dutch law, such as in the case of bankruptcy, and this discharge only extends to actions or omissions disclosed in or apparent from the adopted Annual Accounts. Generally, under Dutch law, directors will not be held personally liable for decisions made with reasonable business judgment.

    THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE DISCHARGE WITHOUT RESERVATION OF THE MEMBERS OF THE SUPERVISORY BOARD AND THE BOARD OF MANAGEMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 3
        GRANT AUTHORITY TO THE BOARD OF MANAGEMENT TO REPURCHASE SHARES
                            UNTIL NOVEMBER 17, 2002

    Under Dutch law and the Articles of Association of the Company, the Company and its subsidiaries may, subject to certain Dutch statutory provisions, repurchase up to 10% of the Company's outstanding share capital. Any such purchases are subject to the approval of the Supervisory Board and UGC, as the holder of the Company's outstanding priority shares, and the authorization by the shareholders at the Annual Meeting, which authorization may not continue for more than eighteen months. By shareholder vote at the Annual Meeting of Shareholders on June 9, 2000, the Board of Management was authorized for eighteen months to repurchase up to 10% of the outstanding share capital of the Company. The authorization expires on December 9, 2001.

    It is proposed to grant authority to the Board of Management to repurchase up to 10% of the outstanding share capital of the Company for an additional eighteen-month period from the date of the Annual Meeting until November 17, 2002, for a repurchase price between (1) the nominal value of the shares concerned and (2) an amount equal to 110% of the highest price officially quoted on the Nasdaq

National Market or the Official Segment of the Stock Market of Euronext Amsterdam N.V. on any of five banking days preceding the date of the repurchase.

    THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE GRANT OF AUTHORITY TO THE BOARD OF MANAGEMENT TO REPURCHASE UP TO 10% OF THE OUTSTANDING SHARE CAPITAL OF THE COMPANY UNTIL NOVEMBER 17, 2002, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 4
                  ELECTION OF MEMBERS OF THE SUPERVISORY BOARD

    The Company's general affairs and business, as well as its Board of Management, are supervised by a Supervisory Board.

    The Supervisory Board members are appointed at the Annual Meeting from a non-binding list of candidates drawn up by UGC, as the holder of the Company's outstanding priority shares. The Annual Meeting can only appoint a member of the Supervisory Board in contravention of the list drawn up by UGC by resolution taken with a majority of two-thirds of the votes cast representing more than 50% of the issued share capital.

    UGC, the holder of the Company's outstanding priority shares, has proposed the election of Herbert G. Kloiber, John W. Dick and Miranda Curtis. UGC has indicated that it believes the expansion of the number of members of the Supervisory Board and the election of Dr. Kloiber, Mr. Dick and Ms. Curtis will add greater breadth of experience on the Supervisory Board and will further increase the independence of the Supervisory Board. The Supervisory Board recommends the election of Dr. Kloiber, Mr. Dick and Ms. Curtis and has determined that the Supervisory Board shall consist of eight members, provided that Dr. Kloiber, Mr. Dick and Ms. Curtis are elected.

    DR. KLOIBER, 53, is the Chairman and majority shareholder of Tele-Munchen Group ("TMG"). Dr. Kloiber acquired Tele-Munchen GmbH in 1977 and expanded the company's initial production operation into distribution, channel operation and theatrical, video and television distribution. Tele-Munchen operates television station RTL 2 in Germany and ATV in Austria and is a member of the consortium that was awarded Hungary's first national commercial broadcast license in 1977. TMG supplies films for theatrical release, television broadcast, pay-TV and video distribution. Dr. Kloiber is Chairman of the Board of RTL 2 and ATV. He is a member of the Supervisory Board of the Bavarian Film Funding Organization, a member of the Board of Directors of Scandinavian Broadcasting System and serves on the advisory board of Hypovereinsbank.

    MR. DICK, 63, is the non-executive Chairman and a director of Hooper Industries Group, a privately held industrial group consisting of: Hooper and Co. (Coachbuilders) Ltd. of London; Hooper Industries (China), providing industrial products and components to Europe and the U.S.; Metrocab U.K., manufacturing London taxicabs; and Moscab, a joint venture with the Moscow city government, producing left-hand drive Metrocabs for Russia. Mr. Dick has held his current position since 1984. From 1982 to 1987, he was a director of European Ferries Group plc, a publicly-traded English company providing ferry services between England and the continent, as well as dealing in real estate development in Europe and the United States. From 1982 to 1986, he was a director of Stockley Park plc, a publicly-traded English real estate company.

    MS. CURTIS, 45, has been President of Liberty Media International ("LMI") since February 1999. In that capacity, Ms. Curtis oversees LMI's international broadband, distribution and content operations. From 1992 until February 1999, Ms. Curtis served as Executive Vice President of LMI's predecessor company, Tele-Communications International, Inc. Ms. Curtis' principal directorships include Telewest plc,

Jupiter Telecommunications Co. Ltd., Jupiter Programming Co. Ltd., Multithematiques SA and Princes Holdings Ltd.

    THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF DR. KLOIBER, MR. DICK AND MS. CURTIS TO THE SUPERVISORY BOARD, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                   MANAGEMENT

BOARD OF MANAGEMENT

    The members of the Board of Management are:

NAME                                          AGE      POSITION
----                                        --------   --------
Mark L. Schneider.........................     45      Chairman of Board of Management and Chief
                                                       Executive Officer
John F. Riordan...........................     58      Vice Chairman of Board of Management and
                                                       President
Charles H.R. Bracken......................     34      Board of Management Member and Chief
                                                       Financial Officer
Gene Musselman............................     60      Board of Management Member and Chief
                                                       Operating Officer
Nimrod J. Kovacs..........................     51      Board of Management Member, Managing
                                                       Director, Eastern Europe and Executive
                                                       Chairman, UPC Central Europe
Shane O'Neill.............................     39      Board of Management Member and Managing
                                                       Director, Strategy, Acquisitions and
                                                       Corporate Development
Anton M. Tuijten..........................     39      Board of Management Member and General
                                                       Counsel

    MARK L. SCHNEIDER has been the Company's Chief Executive Officer and Chairman of the Board of Management since April 1997. Mr. Schneider has been a member of the board of directors of UGC since April 1993 and served as its Executive Vice President from December 1996 to December 1999. In addition,
Mr. Schneider has been Chairman of the Supervisory Board of CHELLO BROADBAND N.V., the Company's wholly-owned subsidiary and Internet portal and ISP ("CHELLO BROADBAND"), since March 1998. Mr. Schneider has served on the Supervisory Board of Priority Telecom N.V., a wholly-owned subsidiary of UPC, since July 2000. From April 1997 to September 1998, he served as the Company's President, and from May 1996 to December 1996, he served as the Chief of Strategic Planning and Operational Oversight of UGC. He served as President of UGC from July 1992 until June 1995, and as Senior Vice President of UGC from May 1989 until July 1992. Mr. Schneider also worked as a consultant for UGC from June 1995 to May 1996. Mr. Schneider is a director of Advance Display Technologies, Inc. and of SBS Broadcasting S.A.

    JOHN F. RIORDAN was appointed President in June 1999, and has been a member of the Board of Management since September 1998. Mr. Riordan has also served on the Supervisory Board of CHELLO BROADBAND since May 2000 and on the Supervisory Board of Priority Telecom N.V. since November 2000 and as a director of Austar United Communications Limited, a majority-owned subsidiary of UGC ("Austar United"), since June 1999. Mr. Riordan has served as a director of UGC since March 1998. From March 1998 to June 1999, he served as the Company's Executive Vice President and from September 1998 to June 1999, he served as President of Advance Communications, where he oversaw the implementation of the Company's Internet/data services and digital distribution network. From 1992 until November 1998,

Mr. Riordan served as Chief Executive Officer of Princes Holdings Limited, the Irish multi-channel television operating company of which the Company owned 20.0% until its sale in November 1998.

    CHARLES H.R. BRACKEN has been the Company's Chief Financial Officer since November 1999. From March 1999 to November 1999, Mr. Bracken served as Managing Director of Strategy, Acquisitions and Corporate Development. Mr. Bracken became a member of the Board of Management in July 1999, a member of the Supervisory Board of CHELLO BROADBAND in March 1999 and a member of Priority Telecom N.V.'s Supervisory Board in July 2000. From 1994 until joining the Company, he held a number of positions at Goldman Sachs International in London, most recently as Executive Director, Communications, Media and Technology. While at Goldman Sachs, he was responsible for providing merger and corporate finance advice to a number of communications companies, including UPC.

    GENE MUSSELMAN was appointed Chief Operating Officer in April 2000. He joined UGC in January 1991 as Chief Operating Officer of Kabelkom Hungary and in 1994 was appointed Chief Executive Officer of Kabelkom Hungary. In June 1995, Mr. Musselman also became the Vice-President of UGC's Eastern and Central Europe operations. In December 1995, Mr. Musselman left UGC to serve as Chief Operating Officer of TVA, then the second largest Brazilian cable and MMDS company headquartered in San Paulo. In September 1997, he returned to UGC and became Chief Operating Officer of Telekabel Wien, the Company's Austrian subsidiary. Shortly thereafter, he was appointed Chief Executive Officer of Telekabel Wien. In June 1999, Mr. Musselman was appointed President and Chief Operating Officer, UPC Central Europe, with responsibility for the Company's operations in Austria, Hungary, Poland, the Czech Republic, Romania and the Slovak Republic.

    NIMROD J. KOVACS was appointed Executive Chairman, Central Europe in
August 1999. He was appointed Managing Director of Eastern Europe in March 1998 and a member of the Board of Management in September 1998. Mr. Kovacs has served in various positions with UGC, including President of United Programming, Inc. from December 1996 until August 1999, President, Eastern Europe Electronic Distribution & Global Programming Group from January to December 1996 and Senior Vice President, Central/Eastern Europe from March 1991 until December 1995.

    SHANE O'NEILL joined the Company as Managing Director, Strategy, Acquisitions and Corporate Development in November 1999. Prior to joining UPC, Mr. O'Neill spent seven years at Goldman Sachs in the New York, Sydney and London offices. Most recently, Mr. O'Neill was an Executive Director in the Advisory Group for Goldman Sachs in London where he worked on a number of mergers and acquisitions and corporate finance transactions for companies in the communications industry, including UPC. Prior to joining Goldman Sachs, Mr. O'Neill spent four years at Macquarie Bank in Sydney as well as three years at KPMG in Dublin where he qualified as a chartered accountant.

    ANTON M. TUIJTEN joined the Company in September 1998 as Vice President of Legal Services and was appointed General Counsel in May 1999. Mr. Tuijten has been a member of the Board of Management since March 2000. He has also served as General Counsel for and a member of the Board of Management of CHELLO BROADBAND since December 1998. In July 2000, Mr. Tuijten became a member of the Supervisory Board of Priority Telecom N.V. From 1992 until joining the Company, Mr. Tuijten was General Counsel and Company Secretary of Unisource, an international telecommunications company. Prior to that, he worked as a Senior Corporate Lawyer at KPN, the Dutch telecom operator.

SUPERVISORY BOARD

    The Supervisory Directors and Advisor to the Supervisory Board are:

NAME                                          AGE      POSITION
----                                        --------   --------
Michael T. Fries..........................     38      Chairman of the Supervisory Board
John P. Cole, Jr..........................     71      Supervisory Director
Richard De Lange..........................     55      Supervisory Director
Ellen P. Spangler.........................     52      Supervisory Director
Tina M. Wildes............................     40      Supervisory Director
Gene W. Schneider.........................     74      Advisor to the Supervisory Board

    MICHAEL T. FRIES has been a member of the Supervisory Board since
September 1998 and the Chairman since February 1999. Mr. Fries became a director of UGC in November 1999, and has served as President and Chief Operating Officer of UGC since September 1998. He has also served as President of United Latin America, Inc., a wholly-owned subsidiary of UGC, since September 1998 and Executive Chairman of Austar United since June 1999. Mr. Fries serves as President and Chief Executive Officer of United Asia/Pacific
Communications, Inc., a wholly-owned subsidiary of UGC, positions he has held since June 1995 and December 1996, respectively. In January 2000, Mr. Fries became a member of the Supervisory Board of CHELLO BROADBAND and in November 2000, he became a member of the Priority Telecom N.V. Supervisory Board. From March 1990 to June 1995, Mr. Fries served as UGC's Senior Vice President, Development, in which capacity he was responsible for managing UGC's acquisitions and new business development activities, including UGC's expansion into the Asia/Pacific, Latin American and European markets.

    JOHN P. COLE, JR. became a member of the Supervisory Board in February 1999 and has been a director of UGC since March 1998. In January 2000, he also became a member of CHELLO BROADBAND'S Supervisory Board. Mr. Cole has practiced law in Washington, D.C. since 1956 and has been counsel over the years in many landmark proceedings before the U.S. Federal Communications Commission, reflecting the development of the cable television industry. In 1966, he founded the law firm of Cole, Raywid & Braverman, a firm specializing in all aspects of telecommunications and media law.

    RICHARD DE LANGE has been a member of the Supervisory Board since
April 1996. Since October 1998, Mr. De Lange has been Chairman of the board of management of Philips Electronics Nederland B.V. and managing director of Philips Nederland B.V. He also serves as President and Chief Executive Officer of Philips Media B.V., which position he assumed in February 1996. From
April 1995 until October 1998, Mr. De Lange was Chairman and Managing Director of Philips Electronic UK Ltd. Previously, Mr. De Lange served since 1970 in various capacities with subsidiaries of Philips, including as President of Philips Lighting Europe from December 1990 until April 1995. Mr. De Lange also serves as Chairman of the Board of Directors of Navigation Technologies Corporation and as a member of the Supervisory Board of the University of Amsterdam.

    ELLEN P. SPANGLER became a member of the Supervisory Board in February 1999. Ms. Spangler is the Senior Vice President of Business and Legal Affairs and Secretary of UGC, positions she has held since December 1996.
Ms. Spangler is responsible for the legal operations of UGC. Prior to assuming her current positions, from February 1991 to December 1996, she served as a Vice President of UGC where her responsibilities included business and legal affairs, programming and assisting on development projects.

    TINA M. WILDES became a member of the Supervisory Board in February 1999. Ms. Wildes has been a director of UGC since November 1999 and a consultant to UGC since October 2000. She served as the Senior Vice President of Development Oversight and Administration from May 1998 to September 2000. In January 2000, she became a member of the Supervisory Board of CHELLO BROADBAND. From
October 1997 until May 1998, Ms. Wildes served as Senior Vice President of Programming for UGC. From

December 1993 to October 1997, she served as Regional Vice President of UGC's Latin America region. Prior to that time Ms. Wildes served as either a director or vice president for development, programming and operations for several of UGC's European operating entities, including operations in Sweden, Norway, Malta, Israel, Spain and Portugal.

    GENE W. SCHNEIDER served as a member of the Supervisory Board from July 1995 until February 1999, when he became an advisor to the Supervisory Board. Mr. Schneider is also the Chairman of the Board of Directors of UGC, a position he has held since its inception in May 1989. In addition to serving as UGC's Chairman, Mr. Schneider has served as UGC's Chief Executive Officer since October 1995, and served as UGC's President from October 1997 until he relinquished the title in September 1998. Mr. Schneider has served as a director of Austar United since June 1999. Mr. Schneider served as Chairman of United Artists Entertainment Company, then the third largest multiple system cable operator in the United States, from May 1989 until its merger with Tele-Communications, Inc. in November 1991. He was a founder of United Cable Television Corporation in the early 1950s and, as its Chairman and Chief Executive Officer, helped build United Cable Television Corporation into the eighth-largest multiple system operator in the United States prior to its merger with United Artists in 1989. Mr. Schneider has been active in cable television affairs and has served on the board of the National Cable Television Association (the "NCTA") and on numerous committees and special projects thereof since NCTA's inception in the early 1950s. Mr. Schneider is one of the original inductees into NCTA's Cable Television Pioneers. Mr. Schneider is the Chairman of the Board of Advance Display Technologies, Inc. and an advisor to the Supervisory Board of CHELLO BROADBAND.

COMMITTEES OF THE SUPERVISORY BOARD AND BOARD OF MANAGEMENT

    The Supervisory Board has an Audit Committee and a Compensation Committee. The Audit Committee is comprised of Mr. Fries, Mr. Cole and Mr. De Lange. The Compensation Committee is comprised of Mr. Fries, Ms. Spangler and Ms. Wildes. The Board of Management has an Investment Committee. The Investment Committee is comprised of Mr. M. Schneider, Mr. Riordan, Mr. Bracken, Mr. Tuijten and
Mr. O'Neill.

    AUDIT COMMITTEE. The Audit Committee's functions include making recommendations concerning the engagement of independent accountants, reviewing with the independent accountants the plan and results of the auditing engagement, approving professional services provided by the independent accountants and reviewing the adequacy of the Company's internal accounting controls. Two members of the Audit Committee are independent, as defined by Rule 4200(a)(14) contained in the NASD Manual & Notices to Members. As indicated above, three persons have been nominated for election to the Supervisory Board. Such persons will be independent as defined by said Rule 4200(a)(14) and at least one of these persons will be appointed to the Audit Committee upon election. Until such time, however, the third member of the Audit Committee, Michael T. Fries, provides appropriate experience in finance and accounting and the Supervisory Board believes his membership on the Audit Committee is in the best interests of the Company notwithstanding his positions with UGC. The Supervisory Board adopted an Audit Committee Charter at its June 9, 2000 meeting. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

    COMPENSATION COMMITTEE. The Compensation Committee's functions include a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee reviews the Chief Executive Officer's recommendations on (a) compensation of the senior executive officers of the Company, (b) granting of awards under the Company's stock option and other benefit plans and (c) adopting and changing major compensation policies and practices of the Company. In addition to reviewing the compensation for the Chief Executive Officer, the Compensation Committee reports its recommendations to the whole Supervisory Board for approval. The Compensation Committee also oversees the Company's Equity Stock Option Plan and Phantom Stock Option Plan.

    INVESTMENT COMMITTEE. The Investment Committee's functions include reviewing investment proposals before such proposals are sent to the Supervisory Board for consideration.

INFORMATION REGARDING MEETINGS

    The Supervisory Board held seven meetings in 2000. The Audit Committee held two meetings in 2000 and the Compensation Committee held one meeting in 2000. The Board of Management held 28 meetings in 2000 and the Investment Committee held approximately 20 meetings in 2000. During 2000, the Investment Committee evolved into a committee distinct from the Board of Management and, therefore, the exact number of meetings is not definite. Each Supervisory Director and Board of Management member attended at least 75% of the meetings of the Supervisory Board and the Board of Management and of the committees on which such person serves, with the exception of Ms. Wildes and Mr. M. Schneider who attended fewer than 75% of the meetings of the Supervisory Board and the Board of Management, respectively.

FAMILY RELATIONSHIPS

    Tina M. Wildes, a member of the Supervisory Board, and Mark L. Schneider, the Chairman of the Board of Management and Chief Executive Officer, are sister and brother. Gene W. Schneider, the advisor to the Supervisory Board, is their father. No other family relationships exist between any other members of the Company's Supervisory Board or Board of Management.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Securities Exchange Act of 1934, as amended, members of the Company's Supervisory Board and Board of Management and certain of its officers, and persons holding more than ten percent of its ordinary shares A are required to file forms reporting their beneficial ownership of the Company's ordinary shares A and subsequent changes in that ownership with the Securities and Exchange Commission.

    Based solely upon a review of copies of such forms filed on Forms 3, 4, and 5, and amendments thereto furnished to the Company, the Company believes that during the fiscal year ended December 31, 2000, the Company's directors, executive officers, and greater than ten percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements, except UGC filed one late Form 4 report covering its acquisition of the Company's Series 1 Convertible Class A Preference Shares and warrants to purchase the Company's ordinary shares A.

                             EXECUTIVE COMPENSATION

    The following table sets forth the 2000 compensation for the Company's current chief executive officer and the four other highest compensated executive officers at fiscal year end 2000. The information in this section reflects compensation received by the named executive officers for all services performed for the Company and its affiliates.

                           SUMMARY COMPENSATION TABLE
                             ANNUAL COMPENSATION(1)

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                                      OTHER          AWARDS
                                                                      ANNUAL       SECURITIES      ALL OTHER
                                             SALARY      BONUS     COMPENSATION    UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR      (EURO)     (EURO)      (EURO)(2)     OPTIONS/SARS       (EURO)
---------------------------      --------   --------   ---------   ------------   -------------   ------------
Mark L. Schneider..............      2000    548,148      --        145,134(3)       300,000(4)      6,744(5)
  Chief Executive Officer            1999    412,596      --        113,041(6)       258,419(7)      6,098(5)
                                     1998    348,014      --        105,810(6)     2,925,000(8)      5,196(5)

John F. Riordan................      2000    523,494      --         61,119(9)      200,000(10)       --
  President                          1999    334,310      --        30,797(11)      300,000(12)    25,247(13)
                                     1998    281,661      --        37,555(11)    1,675,000(14)       --

Charles H.R. Bracken(15).......      2000    439,834      --        15,909(16)         --          31,313(17)
  Chief Financial Officer            1999    314,512      --        13,452(16)      775,000(18)    20,948(17)

Gene Musselman.................      2000    397,455      --       248,756(19)         --           6,761(20)
  Chief Operating Officer            1999    269,692   1,663,610    55,604(21)      162,500(22)     6,113(20)
                                     1998    234,718      67,761    60,948(23)         --           5,392(20)

Shane O'Neill(24)..............      2000    400,775      --        15,909(16)      765,000(25)    30,168(26)
  Managing Director, Strategy,       1999     59,893      --         2,012(16)         --           4,476(26)
  Acquisitions and Corporate
  Development

------------------------------

(1) Compensation amounts for the persons identified for 2000 were converted from U.S. dollars or British pounds to Euro using the December 31, 2000 exchange rates of 1 U.S. dollar to 1.0611 Euro and 1 British pound to 1.6031 Euro, respectively. Compensation amounts for the persons identified for 1999 were converted from U.S. dollars to Euro using the December 31, 1999 exchange rate of 1 U.S. dollar to 0.9932 Euro, or were converted from British pounds to Dutch guilders using the December 31, 1999 rate of 1 British pound to
    3.55 Dutch guilders and then converted from Dutch guilders to Euro using the fixed rate of 1 Euro to 2.20631 Dutch guilders. For periods prior to the creation of the Euro, currencies were converted first to Dutch guilders and then to Euro using the fixed rate.

(2) With respect to U.S. employees of UGC seconded to UPC, UGC tax equalizes them for taxes due at the foreign location and in the U.S. When such tax equalization results in a net payment by UGC for the employee in a particular year, it will be included in "Other Annual Compensation" and the benefit will be so noted in a footnote for such employee.

(3) Includes the value of the personal use of UPC's airplane (E22,570) based on the Standard Industry Fare Level method for valuing flights for personal use, payments for housing and living expenses relating to Mr. Schneider's foreign assignment (E121,503) and tax preparation fees (E1,061).

(4) Represents an option to acquire 300,000 shares of UGC Class A common stock.

(5) Consisted of matching employer contributions made under UGC's 401(k) plan of E5,412, E4,767 and E4,507, for 2000, 1999 and 1998, respectively, with the remainder consisting of life insurance premiums paid by UGC for Mr. Schneider's benefit.

(6) Includes living expenses, including rent related to foreign assignment (E105,131 for 1998 and E108,641 for 1999) and personal use of UGC's airplane (E679 for 1998 and E4,400 for 1999).

(7) Includes an option to acquire 8,419 shares of UGC's Class A common stock and an option to acquire 250,000 shares of CHELLO BROADBAND ordinary shares.

(8) Represents shares underlying options to acquire the Company's ordinary shares A.

(9) Includes the value of personal use of UPC's airplane (E20,277) based on the Standard Industry Fare Level method for valuing flights for personal use. Also includes housing allowance payments (E40,842).

(10) Represents an option to acquire 200,000 shares of UGC Class A common stock.

(11) Consisted of housing allowance payments.

(12) Includes an option to acquire 300,000 ordinary shares of CHELLO BROADBAND.

(13) Consisted entirely of a pension contribution under a pension plan.

(14) Represents shares underlying options to acquire 1,575,000 ordinary shares A of UPC and an option to acquire 100,000 shares of UGC's Class A common stock.

(15) Mr. Bracken commenced his employment with the Company in March 1999. Accordingly, the salary information above represents only ten months of employment during 1999.

(16) Consisted of car allowance payments.

(17) Consisted of matching employer contributions under a pension plan (E27,171 for 2000 and E19,067 for 1999), with the remainder consisting of health, life and disability insurance payments.

(18) Includes an option to acquire 750,000 ordinary shares A of UPC and phantom options based on 25,000 ordinary shares of CHELLO BROADBAND.

(19) Represents payments relating to foreign assignment, including housing allowance and cost of living allowance (E72,709), net tax benefit (E146,545), and the remainder consists of car allowance, dependent education and other benefits.

(20) Consisted of matching employer contribution under UGC's 401(k) plan of E5,412, E4,767 and E4,507 for 2000, 1999 and 1998, respectively, with the remainder consisting of life insurance premiums.

(21) Consisted of housing allowance (E38,083) and a goods and services allowance (E17,521).

(22) Includes phantom options based on 112,500 ordinary shares A of UPC and phantom options based on 50,000 shares of CHELLO BROADBAND.

(23) Consisted of housing allowance payments (E40,847) and a goods and services allowance (E15,407).

(24) Mr. O'Neill commenced his employment with the Company in November 1999. Accordingly, the salary information included above represents only two months of employment during 1999.

(25) Includes an option to acquire 750,000 ordinary shares A of UPC and phantom options based on 15,000 ordinary shares of CHELLO BROADBAND.

(26) Consisted of matching employer contribution under a pension plan (E28,054 in 2000 and E4,193 in 1999), with the remainder consisting of health, life and disability insurance payments.

    The following table sets forth information concerning options that were granted by the Company or its affiliates to the executive officers listed in the Summary Compensation Table above during the fiscal year ended December 31, 2000. Messrs. Bracken and Musselman were not granted any options during the last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                       ---------------------------------------------------------
                                     PERCENTAGE                                       POTENTIAL REALIZABLE VALUE AT ASSUMED
                       NUMBER OF      OF TOTAL                                                   ANNUAL RATES OF
                       SECURITIES     OPTIONS                                                STOCK PRICE APPRECIATION
                       UNDERLYING    GRANTED TO        EXERCISE                                 FOR OPTION TERM(1)
                        OPTIONS     EMPLOYEES IN      PRICE PER       EXPIRATION   --------------------------------------------
                        GRANTED     FISCAL YEAR         SHARE            DATE         0%            5%                10%
                       ----------   ------------   ----------------   ----------   --------   ---------------   ---------------
Mark L. Schneider
  UGC................  272,996(2)      7.90%            $14.8125(3)    12/06/10       --           $2,543,095        $6,444,701
  UGC................   27,004(2)      0.71%            $16.2938(3)    12/06/05       --            $  70,511         $ 204,201

John F. Riordan
  UGC................  200,000(2)      5.27%            $14.8125(3)    12/06/10       --           $1,863,100        $4,721,462

Shane O'Neill
  UPC................  750,000(4)     28.52%            E 18.650(3)    03/09/05       --           E3,864,488        E8,539,508
  Phantom CHELLO.....   15,000(4)      1.90%                    (5)    02/24/10      (5)                  (5)               (5)

------------------------------

(1) The option gains are net of option exercise price and do not include the effect of taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock performance and may not necessarily be realized. Actual gains, if any, on exercise depend on future performance of the underlying securities of the respective options, continued employment and other factors.

(2) Options granted by UGC vest as to 1/8th of the shares six months after grant date and thereafter in 42 equal monthly installments.

(3) Market price on the date of grant was $14.8125 for UGC shares of Class A common stock and E18.650 per ordinary share of UPC.

(4) Options granted under the Company's plan and CHELLO BROADBAND's plan are subject to repurchase rights of equal monthly amounts over the 48 months following the date of grant.

(5) The exercise price of Mr. O'Neill's phantom CHELLO options is CHELLO BROADBAND's "initial public offering" price. Since CHELLO BROADBAND's initial public offering never occurred in 2000, the Compensation Committee is discussing what exercise price to assign.

    The following table sets forth information with respect to the executive officers listed in the Summary Compensation Table concerning the exercise of options and concerning unexercised options held by each of them as of December 31, 2000. See "--Stock Option Plans" and "Security Ownership of Certain Beneficial Owners and Management."

 AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                NUMBER OF                      NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                ORDINARY                      UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                SHARES A        VALUE            OPTIONS AT FISCAL             AT FISCAL YEAR-END
                                ACQUIRED      REALIZED               YEAR-END              (EURO, EXCEPT AS NOTED)(2)
                                   ON       (EURO, EXCEPT   ---------------------------   ----------------------------
NAME                            EXERCISE    AS NOTED)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                            ---------   -------------   -----------   -------------   ------------   -------------
Mark L. Schneider
  UPC.........................         --            --      2,681,250       243,750       24,305,263       2,209,569
  UGC.........................         --            --         43,878       300,000       $  297,727              --
  CHELLO......................     88,541    $3,073,992         20,834       140,625          248,436       1,676,813
John F. Riordan
  UPC.........................  1,115,625    50,223,429(3)     328,125       131,250        2,974,420       1,189,768
  UGC.........................     33,280    $3,356,078(3)      20,886       245,834       $  197,763       $ 433,988
  CHELLO......................         --            --        131,250       168,750        1,565,025       2,012,175
Charles H.R. Bracken
  UPC.........................         --            --        328,125       421,875          398,114         511,861
  Phantom CHELLO(4)...........         --            --          6,250        18,750           62,103         236,011
Gene Musselman
  Phantom UPC.................         --            --         51,563        60,937           62,561          73,935
  Phantom CHELLO(4)...........         --            --          8,333        41,667                0               0
Shane O'Neill
  UPC.........................         --            --        203,125       546,875                0               0
  Phantom CHELLO(4)...........         --            --          3,125        11,875                0               0

------------------------------

(1) The amounts appearing in this column are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options, and multiplying that amount by the number of shares acquired on exercise. "Value Realized" does not reflect actual cash paid to the named executive where the executive elected to hold the shares acquired on exercise.

(2) Calculated in Euro based on the following fair market values at year-end:
    UPC--E10.88 as reported by the Official Segment of the Stock Market of Euronext Amsterdam N.V.; UGC--E14.457 based on $13.625 as reported by Nasdaq with a conversion rate of E1.0611 per dollar; and CHELLO BROADBAND--E21 as determined by its Supervisory Board.

(3) Mr. Riordan did not receive a cash payment upon exercise, as he elected to hold the shares acquired.

(4) Represents the number of shares underlying phantom options, which CHELLO BROADBAND may pay in cash or UPC ordinary shares A or shares of UGC's Class A common stock, or, if publicly-traded, its ordinary shares at its election upon exercise thereof.

AGREEMENTS WITH EXECUTIVE OFFICERS

    The Company and each of Messrs. Bracken and O'Neill are parties to an employment agreement. In addition, Mr. Schneider had a Consulting Agreement with UGC for a portion of the previous fiscal year. Mr. Musselman has an employment agreement with UGC. These agreements are discussed below. The Company and UGC are parties to a Secondment Agreement, pursuant to which Mr. Schneider, together with all of the Company's other US citizen employees, are seconded to the Company. See "Certain Transactions and Relationships--Relationship with UGC and Related Transactions." Pursuant to the Secondment Agreement, the Company reimburses UGC for all expenses incurred by UGC in connection with the seconded employees.

    MARK L. SCHNEIDER. UGC and Mark L. Schneider were parties to a consulting agreement which expired on May 31, 2000. Pursuant to the consulting agreement, Mr. Schneider's fee was increased periodically to a fee of US$520,000 during 2000. In addition, Mr. Schneider received certain stock option rights and insurance and other perquisites that are otherwise made available to top executives of the Company. Mr. Schneider remains an employee of UGC and continues to be seconded by UGC to UPC serving as UPC's Chief Executive Officer.

    CHARLES H.R. BRACKEN. On March 5, 1999, the Company entered into an employment agreement with Charles H.R. Bracken in connection with the appointment of Mr. Bracken as the Company's Managing Director of Development, Strategy, and Acquisitions. Subsequently, Mr. Bracken became a member of the Company's Board of Management and Chief Financial Officer. Mr. Bracken's employment agreement is for a term expiring March 5, 2003. Under the employment agreement, Mr. Bracken's initial base salary was L250,000 per year.
Mr. Bracken's salary is subject to periodic adjustments and on January 1, 2000, it was increased to L282,486 per year. In addition to his salary, Mr. Bracken received options for 750,000 of the Company's ordinary A shares (adjusted for the Company's 3-for-1 stock split on March 20, 2000) and participation in a pension plan. In addition to his salary, the Company provides Mr. Bracken with a car allowance of L14,500 per year.

    The employment agreement may be terminated for cause by the Company. Also, the Company may suspend Mr. Bracken's employment for any reason. If his employment is suspended, Mr. Bracken will be entitled to receive the balance of payments due under the employment agreement until such agreement is terminated. In the event Mr. Bracken becomes incapacitated, by reason of injury or ill-health for an aggregate of 130 working days or more in any 12-month period, the Company may discontinue future payments under the agreement, in whole or in part, until such incapacitation ceases.

    GENE MUSSELMAN. Effective September 15, 1997, the Company and UGC entered into an Employment Agreement with Mr. Musselman in connection with his appointment as Chief Operating Officer in Austria. Subsequently, Mr. Musselman became Chief Operating Officer of the Company and relocated to Amsterdam. Under the terms of this agreement, Mr. Musselman's annual salary is currently $300,000. The parties are negotiating a new agreement in connection with Mr. Musselman's appointment as the Company's Chief Operating Officer. When executed, it is anticipated that Mr. Musselman's salary will be adjusted to $400,000 per year, effective April 1, 2000, the date of the appointment. In addition to his base salary, Mr. Musselman receives standard benefits related to his foreign assignment, including a cost of living differential, use of a car and tuition reimbursement for dependents.

    SHANE O'NEILL. On November 3, 1999, the Company entered into an employment agreement with Shane O'Neill in connection with the appointment of Mr. O'Neill as the Company's Managing Director of Strategy, Acquisitions and Corporate Development. Subsequently, Mr. O'Neill became a member of the Company's Board of Management. Mr. O'Neill's employment agreement is for a term expiring
November 3, 2003. Under the employment agreement, Mr. O'Neill's initial base salary was L250,000 per year. Such salary is subject to periodic adjustments. In addition to his salary, Mr. O'Neill received options for 750,000 of the Company's ordinary A shares (adjusted for the Company's 3-for-1 stock split on March 20, 2000) and participation in a pension plan. In addition to his salary, the Company provides Mr. O'Neill with a car allowance of L14,500 per year.

    The employment agreement may be terminated for cause by the Company. Also, the Company may suspend Mr. O'Neill's employment for any reason. If his employment is suspended, Mr. O'Neill will be entitled to receive the balance of payments due under the employment agreement until such agreement is terminated. In the event Mr. O'Neill becomes incapacitated, by reason of injury or ill-health for an aggregate of 130 working days or more in any 12-month period, the Company may discontinue future payments under the agreement, in whole or in part, until such incapacitation ceases.

STOCK OPTION PLANS

    EQUITY STOCK OPTION PLAN. Under the Company's Equity Stock Option Plan, the Supervisory Board may grant stock options to the Company's employees. There are approximately 11.2 million total options outstanding under the Company's stock option plan. The Board of Management may from time to time increase the number of shares available for grant under the Company's stock option plan. Options under the Company's stock option plan will be granted at fair market value at the time of the grant. The ordinary shares A available under the Company's stock option plan are held by STICHTING ADMINISTRATIE KANTOOR UPC, a stock option foundation that administers the Company's stock option plan. Each option represents the right to acquire from the foundation a depositary receipt representing the economic value of one share. UGC appoints the board members of the foundation and thus controls the voting of the foundation's ordinary shares
A. Proceeds from the exercise of these options remain in the foundation. Upon liquidation of the foundation, any remaining assets revert to UGC.

    All options are exercisable upon grant and for the next five years. In order to introduce the element of "vesting" of the options, the Company's stock option plan provides that even though the options are exercisable immediately, the shares to be issued on options granted in 1996 are deemed to "vest" 1/36 each month for a three-year period from the date of the option grant. The date of the option grant is generally the employee's employment commencement date. For options granted in 1998 and thereafter, the vesting period has been increased to four years and the options vest 1/48 each month. No options were granted in 1997. If the employee's employment terminates other than in the case of death, disability or the like, all unvested options previously exercised must be resold to the foundation at the original purchase price and all vested options must be exercised within 30 days of the termination date. The Supervisory Board may alter these vesting schedules in its discretion.

    The Company's stock option plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. The Company's stock option plan also provides that, in the case of a change of control, the acquiring company has the right to require the Company to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

    Through December 31, 2000, options to acquire the total of 26,017,012 ordinary shares A have been granted under the stock option plan. Of these, options representing 13,987,818 ordinary shares A have been exercised. Options representing 796,864 ordinary shares A have been cancelled and resold to the foundation and, therefore, are available for future option grants. The exercise prices for the options range from E1.59 to E75.00.

    PHANTOM STOCK OPTION PLAN. Under the Company's phantom stock option plan, the Supervisory Board has granted certain employees the right to receive an amount in cash or stock, at the Supervisory Board's option, equal to the difference between the fair market value of the ordinary shares A and the stated grant price for a specified number of phantom options. Through December 31, 2000, options based on 3,734,368 ordinary shares A remained outstanding, 2,213,742 had been cancelled and 1,201,031 had been exercised. The exercise prices for these options range from E1.815 to E28.67. The phantom options have a four-year vesting period and vest 1/48 each month. The phantom options may be exercised during the period specified in the option certificate, but in no event later than ten years following the date of the grant. Of the outstanding phantom options, 2,526,369 were fully vested on December 31, 2000. The Company's phantom stock option plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. The Company's phantom stock option plan also provides that, in some cases upon a change of control, all phantom options outstanding become fully exercisable. Upon exercise of the phantom options, the Company may elect to issue such number of ordinary shares A or shares of UGC's Class A common stock as is equal to the value of the cash difference in lieu of paying the cash.

CHELLO BROADBAND STOCK OPTION PLANS

    CHELLO BROADBAND has adopted a stock option plan and a phantom stock option plan. All the shares underlying these stock option plans are held by STICHTING CHELLO FOUNDATION, a stock option foundation that administers CHELLO BROADBAND's stock option plans. Proceeds realized by the foundation upon exercise of the options will be remitted to CHELLO BROADBAND.

    CHELLO BROADBAND PHANTOM STOCK OPTION PLAN. CHELLO BROADBAND's phantom stock option plan is administered by its Supervisory Board, subject to prior approval by the Company's Supervisory Board. The exercise price of the options granted under CHELLO BROADBAND's phantom stock option plan range from E4.54 to E9.08. The phantom stock options have a four-year vesting period and vest 1/48 each month and may be exercised during the period specified in the option certificate. All options must be exercised within 90 days after the end of employment. If such employment continues, all options must be exercised not more than ten years following the effective date of grant. This plan gives the employee the right to receive payment equal to the difference between the fair market value of a share and the exercise price for the portion of the rights vested. CHELLO BROADBAND, at its sole discretion, may make the required payment in cash, freely tradeable shares of UGC's class A common stock or the Company's common stock, or, if CHELLO BROADBAND's shares are publicly traded, its freely tradeable ordinary shares. If CHELLO BROADBAND chooses to make a cash payment, at a time when its stock is publicly traded, employees have the option to receive an equivalent number of CHELLO BROADBAND's freely tradeable ordinary shares instead. At December 31, 2000, phantom options representing 2,354,163 ordinary shares A were outstanding.

    CHELLO BROADBAND's phantom stock option plan contains limited anti-dilution protection in the case of stock splits, stock dividends, and the like. In some cases of a change of control, including a change of control of the Company, CHELLO BROADBAND may choose to acquire immediately all the phantom options outstanding for consideration equal to the excess of the fair market value of the shares at that time over the exercise price.

    CHELLO BROADBAND's phantom stock option plan also provides that, upon the pricing of an initial public offering, any of its employees holding phantom options may convert these into options for ordinary shares A under its stock option plan. If an employee elects not to do so, upon exercise of the phantom options, CHELLO BROADBAND may elect to issue such number of ordinary shares A equal to the value of the cash difference in lieu of paying the cash.

    CHELLO BROADBAND EQUITY OPTION PLAN. Under CHELLO BROADBAND's equity option plan, its Supervisory Board may grant stock options to CHELLO BROADBAND employees, on the recommendation of CHELLO BROADBAND's Board of Management and subject to approval of CHELLO BROADBAND's priority shareholders. To date, CHELLO BROADBAND has granted options for 550,000 ordinary shares under its equity option plan. Options under CHELLO BROADBAND's equity option plan will be granted at fair market value at the time of grant.

    All options are exercisable upon grant and for the next five years. Within five days after the exercise of the option, the employee will receive the number of shares or depositary certificates, as the case may be, in respect of the option, against payment in full of the exercise price. If the employee's employment terminates:

    - because of death, permanent disability, retirement or early retirement, any unexercised options will expire one year from the date of such termination, or five years after the date of grant, whichever is earlier;

    - because of so called "urgent reason" under Dutch law or because of documented and material non-performance, any certificates issued to the employee upon exercise of his or her options must be resold to the foundation at the original purchase price for the options and any unexercised options expire immediately without notice; or

    - for any other reason, any exercised options must be resold to the foundation at the original purchase price and any unexercised options will expire as follows:

       - if employment terminates during the first month after the date of grant, all unexercised options expire;

       - if employment terminates during the first month after the date of grant, all unexercised options will be deemed to vest at a rate of 1/48 per month of the total number of options granted for each month the employee is employed after the first month. All unexercised vested options will expire at the earlier of 30 days after the termination of employment if not exercised, or five years from the date of grant. All "unvested" options expire automatically upon termination of employment.

    The CHELLO BROADBAND equity option plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. The CHELLO BROADBAND equity option plan also provides that, in the case of change in control, CHELLO BROADBAND has the right to require the foundation to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change in control.

    In 2000, the Company granted phantom options based on CHELLO BROADBAND shares to one of the named executive officers, Mr. O'Neill. See "Executive Compensation--Option Grants in Last Fiscal Year" above. See also "Certain Transactions and Relationships--Loans to Executive Officers" below regarding loans involving option grants.

UGC STOCK OPTION PLAN

    On June 1, 1993, the Board of Directors of UGC (the "Board") adopted its Employee Plan. The Employee Plan provides for the grant of options to purchase shares of UGC's Class A common stock to UGC's employees and consultants who are selected for participation in the Employee Plan. The Employee Plan is construed, interpreted and administered by the compensation committee of UGC (the "Committee").

    Under the Employee Plan, options to purchase up to 9,200,000 shares of UGC's Class A common stock may be granted to employees and consultants by the Committee. The Committee has the discretion to determine the employees and consultants to whom options are granted, the number of shares subject to the options, the exercise price of the options, the period over which the options become exercisable, the term of the options (including the period after termination of employment during which an option may be exercised) and certain other provisions relating to the options. At December 31, 2000, the Committee has granted to UGC's executive officers and other employees options under the Employee Plan to purchase an aggregate of 10,925,492 shares of UGC's Class A common stock at exercise prices ranging from $2.2500 to $62.2875 per share. Of the options granted, 2,224,421 have been cancelled and 498,929 shares are available for future grants. In general, the options granted vest in 48 equal monthly installments following the date of grant and are for a maximum term of 10 years. For options granted in 2000, however, the vesting period is 1/8 of the shares at six months from grant date and the remaining shares in 42 equal monthly installments thereafter. The number of shares reserved for issuance under the Employee Plan is subject to adjustments on account of stock splits, stock dividends, recapitalizations and other dilutive changes in UGC's Class A common stock. Options covering no more than 500,000 shares of UGC's Class A common stock may be granted to a single participant during any calendar year.

    In 2000, UGC granted options for UGC Class A common stock to two of the named executive officers, Mr. M. Schneider and Mr. Riordan. See "Executive Compensation--Option Grants in Last Fiscal Year" above.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Pursuant to Dutch law, each member of the Supervisory Board and Board of Management is responsible to the Company for the proper performance of his or her assigned duties. The Company's Articles of Association provide that the adoption by the general meeting of shareholders of the annual accounts shall discharge the Supervisory Board and Board of Management from liability in respect of the exercise of their duties during the financial year concerned unless an explicit reservation is made by the general meeting of shareholders. This discharge of liability may also be limited by mandatory provisions of Dutch law, such as in the case of bankruptcy, and furthermore extends only to actions or omissions not disclosed in or apparent from the adopted annual accounts. In the event of such actions or omissions, the members of the Supervisory Board or Board of Management will be jointly and severally liable to third parties for any loss sustained by such third parties as a result of such actions or omissions, unless the Supervisory Board or Board of Management member proves that he or she is not responsible for the actions or omissions. Generally, under Dutch law, directors will not be held personally liable for decisions based on reasonable business judgment.

    The Company's Articles of Association provide that the Company must indemnify any person who:

    - is or was a member of the Supervisory Board or the Board of Management;

    - was or is a party to or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the company to procure a judgement in its favor by reason of the fact that such person is or was a member of the Company's Supervisory Board or Board of Management; and

    - acted in good faith in carrying out their duties.

    This indemnification will generally not apply if the person seeking indemnification is found to have acted with gross negligence or willful misconduct in the performance of their duty to the Company, unless the court in which the action is brought determines that indemnification is otherwise appropriate. The Company's Articles of Association furthermore provide that a majority of the members of the Supervisory Board (not being parties to the action) must approve any indemnification, unless the entire Supervisory Board is named in the lawsuit, in which case the indemnification may be approved by independent legal counsel in a written opinion or by the general meeting of shareholders. The Supervisory Board may extend the indemnification provisions of the Company's Articles of Association to any of the Company's officers, employees or agents.

COMPENSATION OF SUPERVISORY BOARD MEMBERS

    The Company compensates the members of the Supervisory Board E12,000 per year of service on the Supervisory Board. In addition, members receive E1,500 for each board meeting attended in person and E750 for each telephonic board meeting attended.

COMPENSATION OF BOARD OF MANAGEMENT MEMBERS

    The aggregate 2000 salary compensation for the entire Board of Management was approximately E2.9 million. In addition, the Company provides its executive officers with automobile allowances and other benefits. Expatriates also receive housing allowances, foreign tax equalization payments, other compensation relating to their foreign assignments and limited usage of the corporate airplanes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company and UGC have concluded a secondment arrangement, pursuant to which certain U.S. citizens employed by UGC are seconded to the Company. See "Certain Transactions and Relationships--Relationship with UGC and Related Transactions." The members of the Company's management who are employees of UGC will continue to have their compensation set by UGC's compensation committee. The Company's compensation committee is composed of Mr. Fries, Ms. Spangler and Ms. Wildes, each of whom is a member of the Supervisory Board. John P. Cole, Jr., a director of UGC and a member of UGC's Compensation Committee, is a member of the Supervisory Board of the Company. With the exception of Mr. Cole, none of the members of the Company's compensation committee, the UGC compensation committee or the Company's Supervisory Board has served as a director or member of a compensation committee of another company that had any executive officer that was also one of the Company's Supervisory Directors or a member of the compensation committee of UGC.

         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information concerning the beneficial ownership of all classes of the Company's voting securities as of March 29, 2001, by (1) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding shares of each class at such date; (2) each of the Company's Supervisory Directors and director nominees; (3) each of the Company's executive officers; and (4) all of the Company's Supervisory Directors and executive officers as a group. Because Messrs. Cole, M. Schneider and Riordan and Ms. Wildes are directors of UGC, they may be deemed to beneficially own the Company's shares held by UGC. They disclaim any beneficial ownership of these shares and this table does not include those shares.

    Upon the earlier to occur of (1) September 1, 2001, (2) the date on which UGC completes the purchase of certain assets of Liberty Media Corporation pursuant to the Agreement, dated June 25, 2000, among the Company, UGC, Liberty Media International, Inc. and Liberty Media Corporation, as the same may be amended from time to time (the "Liberty Agreement"), or in a manner that is otherwise acceptable to UGC and the Company, and (3) termination of the Liberty Agreement, holders of the Company's Series 1 Convertible Class A preference shares may convert the preference shares into the Company's ordinary shares A. The conversion rate is based on the liquidation preference of the preference shares on the date of conversion. A holder would receive 3,316 ordinary shares A for each preference share if it was converted on March 29, 2001. For purposes of this table, the Company has assumed that the preference shares may be converted into ordinary shares within 60 days of March 29, 2001. Each preference shares is entitled to cast one vote at a general meeting of shareholders and shall vote together with all of the Company's other classes of stock.

    Such share ownership information includes ordinary shares A that may be acquired within 60 days of March 29, 2001, through either the Company's options or phantom options, conversion of outstanding preference shares or exercise of warrants. The Company's phantom options are payable in either cash or ordinary shares A, at the Company's election. Shares issuable within 60 days upon exercise of options, phantom options or warrants and conversion of preference shares are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of the persons beneficially owning such securities, but have not been deemed to be outstanding for the purposes of computing the percentage ownership or overall voting power of any other person.

                                                                   ORDINARY SHARES A
                                                              ---------------------------
                                                                            PERCENTAGE OF
BENEFICIAL OWNER                                                NUMBER        CLASS(1)
----------------                                              -----------   -------------
UnitedGlobalCom, Inc.(2)(3).................................  246,823,788       54.71%
Microsoft Corporation(4)....................................   39,228,235        8.67
Michael T. Fries(5).........................................      154,466           *
John P. Cole, Jr............................................       14,575           *
Richard De Lange............................................           --          --
Ellen P. Spangler(6)........................................       70,290           *
Tina Wildes(7)..............................................      162,153           *
Mark L. Schneider(8)........................................    3,015,000           *
John F. Riordan(9)..........................................    1,198,129           *
Charles H.R. Bracken (10)...................................      406,250           *
Gene Musselman(11)..........................................      245,518           *
Nimrod J. Kovacs(12)........................................      901,374           *
Shane O'Neill(13)...........................................      281,250           *
Anton M. Tuijten(14)........................................      142,593           *
Herbert J. Kloiber(15)......................................       85,000           *
John W. Dick................................................           --          --
Miranda Curtis..............................................           --          --
All directors and executive officers as a group (12
  persons)..................................................    6,591,598        1.49%

                                                                SERIES 1 CONVERTIBLE
                                                                 CLASS A PREFERENCE
                                                                       SHARES
                                                              ------------------------
                                                                         PERCENTAGE OF
                                                               NUMBER      CLASS(16)
                                                              --------   -------------
Motorola UPC Holdings, Inc.(17).............................   3,500         28.23%
UnitedGlobalCom, Inc.(3)....................................   2,500         20.16
Capital Research Management Company(18).....................   2,400         19.35
Liberty UPCOY, Inc.(19).....................................   2,000         16.13
EQ Alliance Common Stock Portfolio(20)......................   1,351         10.90

    *Less than 1%

------------------------

(1) The figures for the percent of shares are based on 441,246,729 ordinary shares A outstanding on March 29, 2001.

(2) Includes (a) 8,399,000 ordinary shares A issuable upon conversion of preference shares if converted May 28, 2001; (b) 1,213,898 ordinary shares A issuable upon exercise of warrants, and (c) 4,896,970 ordinary shares A held by the stock option foundation as of December 31, 2000.

(3) The address of UnitedGlobalCom, Inc. is 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, USA.

(4) Includes 11,400,000 ordinary shares A issuable upon exercise of warrants. The address of Microsoft Corporation is One Microsoft Way, Redmond, Washington 98025, USA.

(5) Represents 9,153 ordinary shares A owned by Mr. Fries' spouse. Also includes phantom options based on 225,000 ordinary shares A, of which 145,313 are vested.

(6) Includes currently exercisable options for 45,000 ordinary shares A, of which options for 20,625 are subject to the Company's repurchase right, which expires March 26, 2003. Also includes phantom options based on 45,000 ordinary shares A, of which 45,000 are vested.

(7) Includes phantom options based on 153,000 ordinary shares A, of which 153,000 are vested.

(8) Includes currently exercisable options for 1,000,000 ordinary shares A. Also includes 30,000 ordinary shares A held by the Gene. W. Schneider Family trust of which Mr. M. Schneider is a co-trustee. In January 2001, Mr. M. Schneider was granted options for 2,500,000 ordinary shares A, for which vesting commences August 1, 2001.

(9) Includes currently exercisable options for 459,375 ordinary shares A. Also includes 3,660 ordinary shares A owned by Mr. Riordan's spouse. In
    January 2001, Mr. Riordan was granted options for 1,300,000 ordinary shares A, for which vesting commences August 1, 2001.

(10) Includes currently exercisable options for 750,000 ordinary shares A, of which options for 343,750 are subject to the Company's repurchase right, which expires March 15, 2003. In January 2001, Mr. Bracken was granted options for 450,000 ordinary shares A, for which vesting commences
    August 1, 2001.

(11) Includes phantom options based on 112,500 ordinary shares A, of which 63,281 are vested, and currently exercisable options for 117,000 ordinary shares A. In January 2001, Mr. Musselman was granted options for 500,000 ordinary shares A, for which vesting commences August 1, 2001.

(12) Includes phantom options based on 600,000 ordinary shares A, and currently exercisable options for 300,000 ordinary shares A. In January 2001, Mr. Kovaks was granted options for 500,000 ordinary shares A, for which vesting commences August 1, 2001.

(13) Includes currently exercisable options for 750,000 ordinary shares A, of which options for 468,750 are subject to the Company's repurchase right. Such repurchase right expires November 15, 2003. In January 2001,
    Mr. O'Neill was granted options for 300,000 ordinary shares A, for which vesting commences August 1, 2001.

(14) Includes currently exercisable options for 286,500 ordinary shares A, of which options for 159,375 are subject to the Company's repurchase right. Such repurchase right expires for 37,500 shares on September 1, 2002, for 34,375 shares on March 26, 2003 and for 87,500 shares on September 17, 2003. In January 2001, Mr. Tuijten was granted options for 150,000 ordinary shares A, for which vesting commences August 1, 2001.

(15) Includes 85,000 ordinary shares A held by the Tele-Munchen Group of which Dr. Kloiber is Chairman and majority shareholder.

(16) The figures for the percent of preference shares are based on 12,4000 shares outstanding on March 29, 2001.

(17) The address of Motorola UPC Holdings, Inc. is 101 Tournament Drive, Building 1, Horscham, PA 19044, USA.

(18) The address of Capital Research Management Company is 333 S. Hope Street, 55th floor, Los Angeles, California 90071, USA.

(19) The address of Liberty UPCOY, Inc. is 91-97 South Peorie Street, Englewood, CO 80112, USA.

(20) The address of EQ Alliance Common Stock portfolio is 1345 Avenue of the Americas, 32nd floor, New York, NY 10105, USA.

    No equity securities in the Company's parent or any of the Company's subsidiaries, including directors' qualifying shares, are owned by any of its executive officers or directors, except as stated below. The following discussion sets forth ownership information as of March 31, 2001 and within 60 days thereof with respect to options.

    The following officers and directors beneficially own common stock, and options to purchase Class A common stock, of UGC: (1) Mr. Fries--20,182 shares of Class A common stock, options for 489,208 shares of Class A common stock of which 357,956 are exercisable, and 140,792 shares of Class A common stock and 91,580 shares of Class B common stock held by the Fries Family Partnership LLLP;
(2) Mr. Cole--112,708 shares of Class A common stock and options for 120,000 shares of Class A common stock of which 82,290 are exercisable;
(3) Ms. Spangler--56,526 shares of Class A common stock and options for 441,128 shares of Class A common stock of which 162,003 are exercisable;
(4) Ms. Wildes--53,683 shares of Class A common stock, 414,956 shares of Class B common stock and options for 252,553 shares of Class A common stock of which 131,303 are exercisable (Ms. Wildes disclaims beneficial ownership to shares held by her spouse and a trust in which she is a beneficiary, which are included in the foregoing numbers); (5) Mr. M. Schneider--126,686 shares of Class A common stock, 170,736 shares of Class B common stock and options for 343,878 shares of Class A common stock of which 43,878 are exercisable;
(6) Mr. Riordan--782,183 shares of Class A common stock and options for 226,720 shares of Class A common stock of which 20,886 are exercisable and 256,541 shares of Class A common stock and 410,000 shares of Class B common stock held by the MLS Family Partnership LLLP of which Mr. Riordan is a co-trustee of the trust that is the general partner of the partnership (Mr. Riordan disclaims beneficial ownership of shares held by said partnership); and
(7) Mr. Kovacs--40,000 shares of Class A common stock, 72,840 shares of Class B common stock and options for 270,000 shares of Class A common stock of which all are exercisable.

    Each share of UGC Class a common stock has one vote and each shares of Class B common stock has 10 votes. Each person holds less than 1% of UGC outstanding common stock and less than 1% of the voting power thereof, except Mr. Riordan and Ms. Wildes who beneficially own 1.9% (includes partnership interest) and 1.6%, respectively, of UGC's voting power. Because Mr. M. Schneider is a party to a stockholders agreement among UGC and some of its shareholders, he may be deemed, together with the other parties thereto, to beneficially own 21,467,185 shares of Class A common stock, which included 18,588,376 shares of Class B common stock of UGC and represents 69.5% of UGC's voting power.

    The following officers and directors beneficially own options to purchase ordinary shares of CHELLO BROADBAND as of March 1, 2001: (1) Mr. M.L. Schneider--options to purchase 161,459 ordinary shares of which 119,792 are subject to a repurchase right and (2) Mr. Riordan--options to purchase 300,000 ordinary shares of which 143,750 are subject to a repurchase right. In each case and as a group, such ownership is less than 1% of CHELLO BROADBAND's outstanding ordinary shares.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

LOANS TO EXECUTIVE OFFICERS

    At December 31, 2000, Mr. Schneider was indebted to the Company for an aggregate of L291,298. Such debt was incurred through UPC making payments on behalf of Mr. Schneider for his housing costs and estimated taxes in the United Kingdom. On February 14, 2001, Mr. Schneider paid L196,298 on this debt, leaving an outstanding balance of L95,000.

    On August 5, 1999, CHELLO BROADBAND loaned Mark L. Schneider E2,268,901 to enable Mr. Schneider to acquire ordinary shares of CHELLO BROADBAND pursuant to stock options granted to Mr. Schneider in 1999. This recourse loan bears no interest. Interest, however, is imputed and the tax payable on the imputed interest is added to the principal amount of the loan. This loan is payable upon exercise or expiration of the options. On September 28, 2000 and March 14, 2001, Mr. Schneider exercised CHELLO BROADBAND options through the sale of the shares acquired with the loan proceeds. Of the funds received, E1,152,815 was withheld for payment of the principal and interest portion of the loan associated with the options exercised. As of March 22, 2001, the outstanding loan balance is E1,181,778.

RELATIONSHIP WITH UGC AND RELATED TRANSACTIONS

    UGC is the largest broadband communications provider of video, voice and data services outside of the U.S. With operations in 25 countries, UGC's networks reach more than 18.2 million homes and businesses and serve approximately 10.5 million video customers. In addition, as of December 31, 2000, UGC's telephony business had more than 666,455 telephony access lines and its high speed Internet access business had more than 497,102 subscribers. UGC's significant operating subsidiaries include the Company (54.7% owned, excluding the foundation shares), the largest pan-European broadband communications company; Austar United Communications (72.9% owned), the fastest growing satellite, cable television and telecommunications provider in Australasia; and VTR GlobalCom (100% owned) the largest cable television and competitive telephony provider in Chile.

    CONTROL BY UGC. Immediately prior to the Company's initial public offering, UGC held effectively all of the voting control over the Company and held all of the Company's issued and outstanding ordinary shares A other than approximately 7.7% of such shares that were registered in the name of the stock option foundation to support the Company's stock option plan. The foundation currently has the right to shares totaling 1.1% of the Company's issued and outstanding ordinary shares A. UGC appoints the board members of the foundation and thus controls the voting of these shares. See "Management--Stock Option Plans." As of March 29, 2000, including ordinary shares A issuable upon conversion of preference shares and exercise of warrants, UGC owns approximately 54.7% of the Company's outstanding ordinary shares A, all of the Company's outstanding priority shares and approximately 20.2% of the Company's outstanding preference shares. Because the Company is a strategic holding of UGC, UGC will continue to control the Company for the foreseeable future. Four members of the Company's current five-member Supervisory Board are directors, officers or employees of UGC.

    TRANSACTIONS WITH UGC.  The Company currently holds approximately
5.6 million shares of UGC's Class A common stock, which currently represents approximately 5.5% of UGC's outstanding common stock.

    On December 7, 2000, the Company closed the sale of 12,400 preference shares and warrants to acquire 6,020,933 of the Company's ordinary shares. The preference shares and warrants were sold in a private placement to a group of institutional investors in consideration for E1.43 billion in cash. UGC was among the group and acquired 2,500 preference shares and warrants to acquire 1,213,898 of the Company's ordinary shares A for a total of E286.9 million.

    AGREEMENTS WITH UGC. Subject to certain limitations, beginning one year after the date of the Company's initial public offering, UGC may require the Company to file a registration statement under the Securities Act of 1933 with respect to all or a portion of the Company's ordinary shares A or ADSs owned by UGC, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. The Company is not obligated to effect more than three of these demand registrations using forms other than Form S-3 or F-3, as the case may be. UGC may demand registration of such securities an unlimited number of times on Form S-3 or F-3, as the case may be, except that the Company is not required to register its ordinary shares A owned by UGC on Form S-3 more than once in any six-month period. UGC also has the right to have the Company's ordinary shares A that it owns included in any registration statement the Company proposes to file under the Act except that, among other conditions, the underwriters of any such offering may limit the number of shares included in such registration. The Company has also granted UGC rights comparable to those described above with respect to the listing or qualification of the ordinary shares A held by UGC on the Official Segment of the Stock Market of Euronext Amsterdam N.V. or on any other exchange and in any other jurisdiction where the Company previously has taken action to permit the public sale of its securities.

    UGC incurs certain overhead and other expenses at the corporate level on behalf of the Company and its other operating companies. These expenses include costs not readily allocable among the operating companies, such as accounting, financial reporting, investor relations, human resources, information technology, equipment procurement and testing expenses, corporate offices lease payments and costs associated with corporate finance activities. UGC also incurs direct costs for its operating companies such as travel expenses and salaries for UGC employees performing services on behalf of its respective operating companies. The Company and UGC are parties to a management services agreement, with an initial term through 2009, pursuant to which UGC will continue to perform these services for the Company. Under the management services agreement, the Company will pay UGC a fixed amount each month as its portion of such unallocated expenses. For the year ended December 31, 2000, this fixed amount was US$300,000 per month. The fixed amount may be adjusted from time to time by UGC to allocate these corporate level expenses among UGC's operating companies, including the Company, taking into account the relative size of the operating companies and their estimated use of UGC resources. In addition, the Company will continue to reimburse UGC for costs incurred by UGC that are directly attributable to the Company.

    The Company and UGC are also parties to a secondment agreement that specifies the basis upon which UGC may second certain of its employees to the Company. UGC's secondment of employees to the Company helps the Company attract and retain U.S. citizens and other employees. The Company is generally responsible for all costs incurred by UGC with respect to any seconded employee's employment and severance. UGC may terminate a seconded employee's employment if the employee's conduct constitutes willful misconduct that is materially injurious to UGC. During the year ended December 31, 2000, the Company incurred approximately E6.3 million for costs associated with the seconded employees, which costs were reimbursable to UGC.

    The Company has agreed with UGC that so long as UGC holds 50% or more of the Company's outstanding ordinary shares A (i) UGC will not pursue any video services, telephone or Internet access or content business opportunities specifically directed to the European or Israeli markets, unless it has first presented such business opportunity to the Company and the Company has elected not to pursue such business opportunity, and (ii) the Company will not pursue any video services, telephone or Internet access or content business opportunities in Saudi Arabia or in other markets outside of Europe or the Middle East, unless the Company has first presented such business opportunity to UGC and UGC has elected not to pursue such business opportunity. UGC has waived this with respect to certain internet opportunities. Either party may pursue any business in the United States and its territories and possessions without regard to activities of the other.

    The Company and UGC have agreed that the Company will provide audited financial statements to UGC in such form and with respect to such periods as are necessary or appropriate to permit UGC to comply with its reporting obligations as a publicly-traded company and that the Company will not change its accounting principles without UGC's prior consent. The Company has consented to the public disclosure by UGC of all matters deemed necessary or appropriate by UGC, in its sole discretion, to satisfy the disclosure obligations of UGC or any of its affiliates thereof under the United States federal securities laws or to avoid potential liability under such laws.

    LIBERTY AGREEMENT. On June 25, 2000, the Company, UGC and Liberty Media Corporation and certain of its affiliates entered into a binding agreement that set forth the material terms of an agreement pursuant to which, among other things, Liberty Media would sell to UGC Liberty Media's indirect 25% interest in Telewest Communications plc to UGC and UGC would contribute the Telewest interest to the Company in exchange for 128.2 million ordinary shares A. Pursuant to a Release dated February 22, 2001 among the parties, the Company was released from its rights and obligations under the June 25, 2000 Agreement. In connection with the release, and subject to UGC's receipt of $1 billion from Liberty Media upon the issuance of a convertible series of UGC preferred stock and other necessary approvals, UGC has committed to subscribe fully to a E1.0 billion rights offering to the Company's shareholders. The price for the rights offering has been established at E8.00 per ordinary share. The rights offering will represent an issuance by the Company of approximately 125 million ordinary shares A. UGC has also agreed that any amount of the E1.0 billion which it is not required to contribute due to the participation of other shareholders in the rights offering will be used to purchase additional ordinary shares A from the Company at E11.40 per ordinary share A.

    UGC INDENTURES. The Company is restricted by the covenants in UGC's indentures dated February 5, 1998 and April 29, 1999. The UGC indentures contain covenants that, among other things, limit the ability of UGC and its subsidiaries, including the Company, to:

    - incur indebtedness and issue certain preferred stock in amounts exceeding that permitted based upon financial ratios and other tests;

    - repurchase equity interests from third parties other than UGC;

    - make investments in non-controlled entities;

    - enter into agreements restricting the Company's ability to make distributions, loans or other payments to equity holders;

    - create certain liens;

    - sell assets or issue equity for consideration other than cash, replacement assets or permitted investments or fail to invest the cash proceeds of such sales, in replacement assets or permitted investments within 360 days of the sale periods; and

    - enter into transactions with affiliates of UGC.

    The Company continues to be controlled by UGC and restricted by the terms of its debt securities. The Company has agreed with UGC that, for as long as the Company is subject to the provisions of UGC's indentures, as amended or supplemented, or any other indenture or agreement to which UGC is a party governing indebtedness of UGC that replaces or refinances any indebtedness governed by UGC's indentures, as amended or supplemented, the Company will not take any action that will result in a breach of UGC's indentures.

RELATIONSHIP WITH MICROSOFT

    On January 25, 1999, UPC and Microsoft Corporation signed a letter of intent providing for the establishment of a technical services relationship. In connection with this letter of intent, UPC granted Microsoft warrants to purchase up to 11,400,000 shares or ADSs at Microsoft's option, at an exercise price of US$9.33 (E10.6). Half of the warrants are exercisable after one year from issuance for a period of up to three years. The other half of the warrants were to vest and become exercisable based on certain performance criteria to be established in the definitive agreements. The first half of the warrants were for the right to negotiate the licensing of technology from Microsoft under definitive agreements to be negotiated in the future.

    In May 2000, UPC and Microsoft entered into a technology agreement ("Interim Technology Agreement"). The Interim Technology Agreement is effective until either June 30, 2003 or the execution of a definitive technology agreement. The Interim Technology Agreement is non-exclusive and was entered into for the purpose of assisting UPC in delivering interactive TV to UPC customers using a Microsoft platform. The parties have initiated discussions to transform the Interim Technology Agreement into a definitive agreement and during this process some of the initial terms may be changed. Simultaneously with entering into the Interim Technology Agreement, Microsoft announced its intention to exercise the first tranche of warrants and the original warrant agreement was modified to waive the performance criteria on the second tranche of warrants. The exercise of the first tranche warrants has not been completed yet.

RELATIONSHIP WITH CHELLO BROADBAND

    RELATIONSHIP AGREEMENT WITH CHELLO BROADBAND. The Company and its subsidiary, CHELLO BROADBAND, have entered into an agreement to regulate their ongoing relationship. The agreement relates to the following services:

    - category A services: internet access services and default CHELLO BROADBAND portals, or substantially similar services, (i) for personal computers delivered by TCP/IP to homes in the territory of cable operators,
      (ii) delivered by TCP/IP to businesses in the territory of the cable operators, and (iii) delivered by TCP/IP to televisions or other end user devices in the territory of the cable operators;

    - category B services: interactive services designed to supplement or complement the core television and video service offerings of cable operators, consisting of walled garden, interactive entertainment guides and electronic programming guides; and

    - category C services: two-way voice, two-way video delivered by internet protocol or any successor protocol and dial-up Internet access.

    Under the agreement and subject to certain exceptions, the Company is obligated, at CHELLO BROADBAND's request, to cause the cable operators that it held an interest in or controlled before December 31, 1999 to enter into franchise agreements, based on CHELLO BROADBAND's standard term sheet, containing the terms for the distribution of category A, B and C services. The agreement also applies to the first 4.4 million homes passed by upgraded networks of local operators acquired or controlled by the Company after December 31, 1999 that are or will be capable of providing CHELLO BROADBAND's services.

    In consideration for the benefits CHELLO BROADBAND receives under the agreement, CHELLO BROADBAND agreed to issue to the Company and to UGC 1,930,000 convertible shares C convertible into 1,9300,000 ordinary shares A or B during the month of April 2004 upon payment of a conversion price in cash equal to the difference between the nominal value of the convertible shares C and the public offering price of CHELLO BROADBAND's ordinary shares A in an initial public offering. Initially, two-thirds of the convertible C shares will be issued to the Company and one-third to UGC, although a portion of these shares may be reallocated.

    The term of the agreement is the longer of seven years from the date of the agreement and the period during which the Company holds at least 50% of CHELLO BROADBAND's issued and outstanding ordinary capital or a majority voting interest in CHELLO BROADBAND.

    CHELLO BROADBAND STANDARD TERM SHEET AND FRANCHISE AGREEMENTS. The Company has agreed with CHELLO BROADBAND that it will cause its local cable operators covered by the Relationship Agreement to enter into CHELLO BROADBAND's standard franchise agreement, which is based on the standard term sheets that CHELLO BROADBAND has signed with most local operators that distribute, or plan to distribute, CHELLO BROADBAND's services. The principle terms of CHELLO BROADBAND's standard term sheet cover the same services as the Company's relationship agreement with CHELLO BROADBAND and are generally for a term of seven years from the date the Company's local cable operator has signed up 1,000 subscribers to CHELLO BROADBAND services. The standard term sheets include provisions relating to exclusivity and a most favored nation clause. The term sheets also govern the financial arrangements between the Company's local cable operators and CHELLO BROADBAND.

    For category A services delivered via cable modem, the Company's local cable operator and CHELLO BROADBAND will share fees and revenues as follows:

    - Residential access subscription fees and subscription to standard internet access services for businesses: 60% to the Company's local cable operator, 40% to CHELLO BROADBAND. Revenues from other services to businesses will be agreed on a case-by-case basis.

    - Set-up fees payable by subscribers for CHELLO BROADBAND services: 90% to the Company's local cable operator, 10% to CHELLO BROADBAND.

    - All other fees and revenues: 10% to the Company's local cable operator, 90% to CHELLO BROADBAND.

    For category B services, the following financial terms have been agreed. CHELLO BROADBAND has agreed to subsidize each digital set-top computer installed to facilitate the provision of category B services by agreeing to pay 25% of the manufacturing cost for each digital set-top computer installed and 25% of the direct cost for initial installation of each subsidized digital set-top computer. CHELLO BROADBAND has agreed to realize revenues for each subsidized digital set-top computer as follows:

    - CHELLO BROADBAND is entitled to receive 100% of net revenues, defined as revenues less direct costs, derived from the provision of category B services to the extent necessary for CHELLO BROADBAND to fully recover any accumulated and unrecovered subsidy as calculated on a periodic basis; and

    - net revenues derived from the provision of category B services are to be shared equally between CHELLO BROADBAND and the Company's local cable operator for any amounts in excess of the fully recovered subsidy as calculated on a periodic basis.

    For category C services, the Company and CHELLO BROADBAND will agree the economic terms on a case-by-case basis before launching these services.

    UGC RELATIONSHIP AGREEMENT WITH CHELLO BROADBAND. The terms of CHELLO BROADBAND's relationship agreement with UGC are substantially similar to those set forth in the Company's relationship agreement with CHELLO BROADBAND. The agreement with UGC allows CHELLO BROADBAND to pursue the provision of its services without territorial restrictions, notwithstanding previously applicable contractual arrangements between UGC and the Company. In consideration for this transfer of rights and CHELLO BROADBAND's rights under the relationship agreement, CHELLO BROADBAND is obligated to issue an aggregate of 5,674,586 ordinary shares B to UGC or one or more of its subsidiaries. As further consideration for the benefits received, CHELLO BROADBAND has agreed to issue convertible shares C to UGC pursuant to the same terms as those described above in the Company's relationship agreement with CHELLO BROADBAND.

    The standard term sheets and franchise agreements between CHELLO BROADBAND and UGC's local operators are substantially similar to those described above with the Company's local operators.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    THE COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FIELD UNDER SUCH ACTS.

COMPENSATION PHILOSOPHY

    The Supervisory Board formed the Compensation Committee in January 1999. The Compensation Committee is responsible for structuring and recommending to the Supervisory Board the Company's executive compensation program and for reviewing compensation paid to certain key management personnel with the exception of those members of our management who are also employees of UGC and whose compensation is set by the compensation committee of UGC. The Compensation Committee also administers the Company's stock option plans, subject to Supervisory Board approval.Prior to the formation of the Compensation Committee, the Supervisory Board oversaw these matters. The following report relates to compensation reported by the Company for 2000 and is based upon the compensation program implemented by the Supervisory Board in 1998.

    The Company's compensation philosophy is based on the belief that the principal component of total executive compensation should be linked to stockholder return on investment as reflected in the appreciation in price of the Company's ordinary shares. In applying this philosophy, the Supervisory Board implemented a compensation policy that seeks to attract and retain superior executives and to align the financial interests of the Company's senior executives with those of its shareholders. The Company attempts to realize these goals by providing a reasonable base salary to its executive officers and senior management while emphasizing the grant of equity-based incentives commensurate with their performance and level of responsibility. Given the nature of the Company's business and its stage of development, any assessment of an executive performance tends to be very subjective. The Company does not generally pay cash bonuses to its executive officers.

BASE SALARY

    The Company believes base salary levels of its executive officers should be reasonable but not excessive. The Company reviews and determines the base salaries for the Company's executive officers and other senior management every 12 to 16 months. A recommendation for specific base salaries for all executive officers, except those who are also employees of UGC, is submitted to the Compensation Committee by the Company's Chief Executive Officer for approval and recommendation to the Supervisory Board. The recommendation is based largely on the subjective assessment of the executives' experience, performance, level of responsibility and length of service with the Company, but also reflects the base salary paid to executives and other senior management recently hired by the Company relative to the salary of those whose compensation is being reviewed.

    The Chief Executive Officer explains the factors on which the recommendation is based, discusses the responsibilities and performance of the persons whose compensation is being reviewed and responds to inquiries from the Compensation Committee. During the year ended December 31, 2000, the Compensation Committee undertook a review of the compensation paid to its named executive officers and other key management as a result of the growth experienced by the Company. Based on such review and the recommendation of the Chief Executive Officer, the Compensation Committee then established new salary levels for certain of its named executive officers. The Compensation Committee believes such new salary levels reflect the responsibilities of such officers and are necessary to retain such officers based on the salaries paid to officers in comparable positions in other media companies.

EQUITY-BASED INCENTIVES

    To make its overall compensation package for executive officers and other senior management competitive with other companies in the telecommunications industry, the Company emphasizes equity-based incentives rather than salary and bonuses. The Compensation Committee believes that reliance upon such incentives is appropriate because they foster a long-term commitment to the Company and encourage employees to seek to improve the long-term appreciation in the market price of the Company's ordinary shares.Equity-based incentives are provided to the Company's executive and key employees through the Equity Stock Option Plan. In general, executive officers and other employees are eligible for grants of stock options upon their employment by the Company. Options are typically granted at the fair market value of the ordinary shares A on the date of grant. Pursuant to the provisions of Dutch law, options granted by the Company vest immediately, but are subject to re-purchase rights reduced by equal monthly amounts over a period of the next four years.

    The Company also provides incentives through its Phantom Stock Option Plan. In general the Compensation Committee grants phantom options based on the Company's ordinary shares A to executive officers and employees who are citizens of the United States. The phantom options typically vest in equal monthly installments over the four-year period following the date of grant. Upon exercise, the Company, at its option, may pay the difference of the fair market value of the ordinary shares A over the exercise price in cash, in ordinary shares A or in shares of UGC.

    During the year ended December 31, 2000, the Compensation Committee granted phantom stock options based on an aggregate of 200,000 ordinary shares A to one named executive officer. The Committee believes such grant is in the best interest of the Company and is consistent with its philosophy of providing equity-based incentives to retain talented management and to encourage such management to improve the long-term appreciation of the Company's ordinary shares. The Compensation Committee based its grants for the year ended
December 31, 2000, in part, upon the level of the executive or other key employee's responsibilities and contributions they have made to the Company's financial and strategic objectives.

FISCAL 2000 COMPENSATION FOR CHIEF EXECUTIVE OFFICER

    The executive compensation policy described above is applied in establishing the base salary for the Company's Chief Executive Officer, who is an expatriate employee of UGC and who is seconded to the Company. The Company pays the Chief Executive Officer's salary. As a result of the Company's growth, the compensation committee of UGC adjusted the base salary of the Chief Executive Officer from US$375,000 to US$431,200 effective April 1, 1999 and then to $520,000 as of April 1, 2000. The Committee continues to believe such salary is reasonable based on the recent growth of the Company. Such salary is also intended to be at a level slightly higher than that of the other most highly compensated executive officers of the Company. The base salary bears no specific relationship to the Company's performance during the year ended December 31, 2000. In addition to his base salary, the Chief Executive Officer also receives a housing differential relating to his foreign assignment. This is a standard policy of UGC with respect to all its employees who are on foreign assignments. The amount paid for such costs is based on information UGC receives from third party consultants.

COMPENSATION COMMITTEE

Michael T. Fries
Ellen P. Spangler
Tina M. Wildes

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

    THE STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEM FILED UNDER SUCH ACTS.

    The following graph compares the cumulative total stockholder return (assuming reinvestment of dividends) on the Company's ordinary shares with the NASDAQ Composite Index (U.S.) and a peer group of companies based on the NASDAQ Telecommunications Stocks Index. The graph assumes that the value of the investment in the Company's ordinary shares and each index was E100 on February 11, 1999, the date on which the Company's shares began trading. The Company has not paid any cash dividends on its ordinary shares and does not expect to pay dividends for the foreseeable future. The stockholder return performance graph below is not necessarily indicative of future performance.

                                    [GRAPH]

ANALYSIS                                                        2/11/99        12/31/99       12/29/00
--------                                                      ------------   ------------   ------------
UPC.........................................................  E100.00        E434.48        E112.55
NASDAQ Telecom..............................................  E100.00        E154.41        E 66.37
NASDAQ Composite............................................  E100.00        E169.28        E101.86

                                     ITEM 5
                    AMENDMENT OF THE ARTICLES OF ASSOCIATION

    The Supervisory Board has proposed an amendment of the articles of association of the Company to increase the authorised capital of the Company by E300,000,000 (300,000,000 ordinary shares A) to E1,653,000,000 and to amend
Article 40 of the articles of association. The holders of the priority shares have adhered to these proposals.

    On March 29, 2001, the Company had 441,246,729 ordinary shares A outstanding, which leaves a total of 458,753,271 ordinary shares A available for future issuance. If all outstanding preference shares were converted and all outstanding warrants were exercised as of May 28, 2001, the Company would be required to issue an additional 47,684,224 ordinary shares A. This would leave 411,069,047 ordinary shares available for future issuance. The Company may from time to time issue additional ordinary shares pursuant to private or public equity offerings or for consideration for asset or business acquisitions. Although the Company has no present intention of issuing additional ordinary shares A, the amendment of the articles of association to increase the authorized share capital of the Company will provide the Company with greater flexibility in the future.

    The Supervisory Board has also proposed a second amendment of the articles of association of the Company to allow the Company, pursuant to the proposed amendment to Article 40, to recognize as a shareholder the person or entity mentioned in a written statement of an Associated Institution not only where the statement has been filed with the offices of the company but also where the statement has been filed with such other places as may be mentioned in the convocation.

    The shareholders are being asked to approve the amendment and to authorise each member of the Board of Management of the Company, as well as each (deputy) civil law notary of Allen & Overy, advocates and civil law notaries in Amsterdam, to apply for the ministerial statement of no objections on the draft deed of amendment of the articles of association, to amend said draft in such a way as might appear necessary in order to obtain the statement of no objections and to execute the deed of amendment of the articles of association.

    A copy of the proposed amendment is attached as Appendix B.

    The absolute majority of the votes cast at the Annual Meeting is required to approve the proposed amendment.

    THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT OF THE ARTICLES OF ASSOCIATION, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 6
                      APPOINTMENT OF INDEPENDENT AUDITORS

    At the Annual Meeting, the shareholders of the Company will be asked to appoint the firm of Arthur Andersen as independent auditors to audit the books, records and accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2001.

    Representatives from Arthur Andersen are expected to be present at the Annual Meeting and shall have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

    THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN AS INDEPENDENT AUDITORS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                             AUDIT COMMITTEE REPORT

    THE REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

To the Supervisory Board of United Pan-Europe Communications N.V.:

    The Audit Committee of the Company presently consists of three non-employee directors: Michael T. Fries, Richard DeLange and John P. Cole, Jr. Two of the members of the Audit Committee are independent for purposes of the NASDAQ listing requirements. Upon election of an additional member or members to the Company's Supervisory Board who are independent for purposes of NASDAQ listing requirements, one of such new members will be appointed to the Audit Committee. Until such time, however, Michael T. Fries provides appropriate experience in finance and accounting and the Supervisory Board believes his membership on the Audit Committee is in the best interests of the Company notwithstanding his positions with UGC. The Audit Committee operates under a written charter adopted by the Supervisory Board, a copy of which is attached to this proxy statement as Appendix A. The Audit Committee is charged with reviewing and monitoring the Company's financial reports and accounting practices to ascertain that they are within acceptable limits of sound practice, to receive and review audit reports submitted by the Company's independent auditors, and to make such recommendations to the Supervisory Board as may seem appropriate to the Audit Committee to ensure that the interests of the Company are adequately protected and to review and assess conflicts of interest situations in related party transactions.

    In this role, the Audit Committee of the Company has reviewed and discussed with management and Arthur Andersen, the independent auditors for the Company, the Company's Audited Consolidated Financial Statements as of and for the year ended December 31, 2000, to be set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. The Audit Committee has discussed with the independent auditors the matters required to be discussed on Statement Auditing Standards No. 61, "Communication with Audit Committees", as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. Such statement includes, among other things, matters related to the conduct of an audit of the Company financial statements.

    The Audit Committee has received and reviewed the written disclosures from the independent auditors required by Independent Standard No. 1, "Independent Discussions with Audit Committee", as amended by the Independent Standards Board, and has discussed with the auditors their independence from the Company. Based upon the Audit Committee's discussions with management of the Company and the independent auditors as referred to above, the Audit Committee hereby recommends to the Supervisory Board that the Audited Consolidated Financial Statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, to be filed with the Securities and Exchange Commission.

March 28, 2001

AUDIT COMMITTEE

Michael T. Fries, Chairman
Richard De Lange
John P. Cole, Jr.

                       FEES PAID TO INDEPENDENT AUDITORS

AUDIT FEES

    Arthur Andersen billed the Company an aggregate of approximately
E1.8 million in fees for professional services rendered during the year ended December 31, 2000 in connection with the audit of the Company's financial statements for the most recent fiscal year, the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q and required statutory audits of various subsidiaries of the company.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    There were no amounts billed by Arthur Andersen during the year ended December 31, 2000 in connection with the design and implementation of financial information systems.

ALL OTHER FEES

    Arthur Andersen billed the Company an aggregate of approximately
E2.7 million in fees for other services rendered to the Company and its subsidiaries for the fiscal year ended December 31, 2000, primarily related to the following:

    - Acquisitions and divestitures;

    - Comfort letters and 1933 Act filings;

    - Tax compliance and consulting; and

    - Business systems consulting (not financial systems oriented).

    In addition, Accenture (formerly known as Andersen Consulting, an affiliate of Arthur Andersen until August 7, 2000) provided financial information systems design and implementation work for the Company during 2000. Fees for this work for the period January through August 7, 2000 totaled approximately
E38.9 million.

    The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

                                 OTHER MATTERS

STOCKHOLDER PROPOSALS

    Any proposal by a shareholder intended to be presented at the fiscal 2002 annual meeting of shareholders must be received by the Company on or before December 11, 2001, to be considered for inclusion in the proxy materials of the Company relating to such meeting.

                                        BY ORDER OF THE BOARD OF MANAGEMENT

                                        /s/ Anton M. Tuijten

                                        Anton M. Tuijten
                                        Board of Management Member and General
                                        Counsel

                                   APPENDIX A
                     UNITED PAN-EUROPE COMMUNICATIONS N.V.
                            AUDIT COMMITTEE CHARTER

ORGANIZATION

    The Audit Committee of United Pan-Europe Communications N.V. (the "Company") shall consist of at least three members of the Supervisory Board who shall serve at the pleasure of the Supervisory Board. The Audit Committee shall elect a Chairperson from its members. All members of the Audit Committee shall have a working familiarity with basis finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise through employment experience, such as a chief financial officer position or a position with financial oversight responsibilities.

    A member of the Audit Committee is "independent" if he or she does not otherwise have a relationship which, in the opinion of the Company's Supervisory Board, would interfere with the exercise of independent judgment and otherwise meets the definition of "independence" as set forth in the rules of the Nasdaq Stock Market. Notwithstanding the foregoing and subject to the rules of the Nasdaq Stock Market and the Securities and Exchange Commission, a non-independent member on the Audit Committee may be allowed if it is in the best interest of the Company and the person or his immediate family members are not employed by the Company.

STATEMENT OF POLICY

    The Audit Committee shall assist the Supervisory Board in fulfilling their responsibilities concerning corporate accounting, financial reports, audit process and internal controls regarding finance and accounting processes. The Audit Committee shall provide a free and open means of communication among the Supervisory Board, the independent auditors and financial and senior management. Notwithstanding such communications, the independent auditors are ultimately accountable to the Supervisory Board and the Audit Committee.

MEETINGS

    The Audit Committee shall meet on a regular basis, but no less than two times per year and call special meetings as required. At least one such meeting shall include, to the extent necessary, separate sessions with senior management, including at a minimum the Chief Financial Officer and the Principal Accounting Officer, and the independent auditors, respectively.

    Meetings of the Audit Committee may be called by or at the request of the Supervisory Board, the Chairperson of the Audit Committee or any two members of the Audit Committee. The persons calling the meeting may fix any convenient place, either within or outside The Netherlands, as the place for holding a meeting of the Audit Committee.

    Unless otherwise prohibited by law or the Company's Articles of Association, one or more members of the Audit Committee may participate in a meeting of the Audit Committee by, or the Audit Committee meeting may be conducted through, the use of any communications equipment by which all persons participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.

    Notice of a meeting of the Audit Committee stating the place, day and hour of the meeting shall be given to each member of the Audit Committee at least one day prior thereto by mail, personal delivery or by telephone, telegraph, electronically transmitted facsimile or other form of wire or wireless communication. The method of notice need not be the same to each member of the Audit Committee.

RESPONSIBILITIES

    To meet its responsibilities, the Audit Committee shall:

    - Recommend to the Supervisory Board the selection of the independent auditors, taking into account independence and effectiveness. Recommend discharge of independent auditors when circumstances warrant. In each case, however, the Audit Committee shall first meet and discuss with the Company's Chief Financial Officer its recommendation.

    - On an annual basis the Audit Committee shall review and discuss with the auditors any significant relationships they may have with the Company to determine their continued independence. Such review shall include receipt of written disclosures by the auditors concerning their independence.

    - Periodically consult with the independent auditors out of the presence of financial management about internal controls and the completeness and accuracy of the Company's financial statements.

    - Review the financial statements contained in the Company's Annual Report on Form 10-K with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented therein and review any changes in accounting principles. Such review shall be undertaken prior to the filing of the Form 10-K and/or prior to the public release of annual earnings. Following such review, determine whether to recommend to the Supervisory Board that the audited financials be included in the Company's Form 10-K.

    - If necessary, review with financial management and the independent auditors the financial statements contained in the quarterly reports on Form 10-Q prior to the filing thereof. It will be considered sufficient for the Chairperson of the Audit Committee to represent the entire Committee at any such reviews.

    - Review with the independent auditors and the financial and accounting personnel, the adequacy and effectiveness of accounting and financial controls of the Company, and elicit any recommendations for improvement of such control procedures or areas where new or more detailed controls or procedures are necessary.

    - Following completion of the annual audit, review the results thereof with management and the independent auditors. Such review shall include, but not be limited to, the following matters:

      (a) the nature and resolution of any significant or unusual accounting and auditing problems encountered during the examination,

      (b) the nature of any significant adjustments, reclassification, or additional disclosures proposed by the auditors that are currently significant or may become significant in the future,

      (c)  the adequacy of financial statement disclosures,

      (d) the nature and impact of any change in accounting policies or principles during the year, including a review of any report on the application of accounting principles obtained from other accountants, and discussions on the quality and appropriateness of accounting policies and principles,

      (e) unusual circumstances or situations reflected in the financial statements, including identification of any loss or marginal operation,

      (f) the nature of any unusual or significant commitments or contingent liabilities, together with the underlying assumptions and estimates of management,

      (g) significant differences in format or disclosure from others in the industry,

      (h)  the adequacy of the Company's system of internal accounting controls,

      (i) any change in key personnel, operations or systems which may affect the continuing functioning and effectiveness of the Company's accounting and operating controls,

      (j)  the performance of the auditors,

      (k)  this Charter and any recommended changes thereto.

    - Review any significant disagreements among management and the independent auditors in connection with the preparation of financial statements.

    - Review and assess conflicts of interest in related party transactions.

    - Investigate any matter brought to the attention of the Audit Committee within the scope of its responsibilities, including the power to retain outside counsel in connection therewith if, in the Audit Committee's judgement, such retention is appropriate.

    - Maintain records of all meetings, report on same to the Supervisory Board and prepare an annual Audit Committee Report for inclusion in the Company's Proxy Statement for its Annual Meeting of Stockholders. Such report shall include statements concerning:

      (a) the Audit Committee's review and discussion of the audited financial statements with management,

      (b) the Audit Committee's discussion with the independent auditors concerning accounting policies and their application, and significant adjustments and difficulties encountered in performing the audit,

      (c)  the auditors' independence,

      (d) the Audit Committee's recommendation on including the financial statements in the Annual Report on Form 10-K based on its review and discussions with management and the independent auditors.

    In addition, perform such other activities as are consistent with the provisions of this Charter, the Company's Articles of Association and governing law as the Audit Committee or the Supervisory Board deems necessary or appropriate.

AMENDMENTS

    The Supervisory Board may amend this Audit Committee Charter, unless otherwise provided by law.

                                   APPENDIX B
                 PROPOSED AMENDMENT TO ARTICLES OF ASSOCIATION

ARTICLE 4, PARAGRAPHS 1 AND 2 WILL READ AS FOLLOWS:

1. The authorised capital amounts to one billion six hundred and fifty-three million euro (E1,653,000,000).

2.  It is divided into:

    - one billion (1,000,000,000) ordinary shares A with a nominal value of one euro (E1.00) each;

    - three hundred million (300,000,000) ordinary shares B with a nominal value of one eurocent (E0.01) each;

    - three hundred (300) priority shares with a nominal value of one euro (E1.00) each;

    - forty-nine million nine hundred ninety-nine thousand seven hundred (49,999,700) preference shares A with a nominal value of one euro (E1.00) each; and

    - six hundred million (600,000,000) preference shares B with a nominal value of one euro (E1.00) each.

ARTICLE 40, FIRST SENTENCE, WILL READ AS FOLLOWS (ADDED TEXT IS UNDERLINED):

    With respect to the voting rights and/or the right to participate in meetings the company shall on the basis of the provisions of articles 88 and 89 of Book 2 of the Civil Code also recognize as shareholder the person or entity mentioned in a written statement of an Associated Institution as being entitled to a given number of bearer ordinary shares belonging to its collective depository of ordinary shares in the company provided that in the statement it is also confirmed that the person or entity shall remain thus entitled until the close of the meeting and the statement has been filed with the offices of the company OR SUCH OTHER PLACES AS MENTIONED IN THE CONVOCATION.

                 UNITED PAN-EUROPE COMMUNICATIONS N.V.

         THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD
                    OF SUPERVISORY DIRECTORS OF
    UNITED PAN-EUROPE COMMUNICATIONS N.V. FOR THE ANNUAL MEETING OF
          SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 17, 2001

      The undersigned hereby constitutes and appoints Anton M. Tuijten and Charles H.R. Bracken, and each or either of them, his true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Shareholders of UNITED PAN-EUROPE COMMUNICATIONS N.V. to be held at the Amstel Inter-Continental Hotel, Professor Tulpplein 1, Amsterdam, The Netherlands, on Thursday, May 17, 2001 at 2:00 p.m., local time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereof, as provided on the reverse side of this card, the number of ordinary shares A (or American Depositary Shares representing ordinary shares A) the undersigned would be entitled to vote if personally present. In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

      THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF SUPERVISORY DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED BELOW.

                (TO BE SIGNED AND CONTINUED ON THE REVERSE SIDE)

                              SEE REVERSE SIDE

[X] Please mark your votes as in this example.

If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked below as to an issue, the undersigned shall be deemed to have directed the Depositary to give voting instructions "FOR" the unmarked issue.

1.  To adopt the Annual Accounts for the fiscal year ended December 31, 2000:

    [   ]FOR              [   ]AGAINST              [   ]ABSTAIN

2. To grant discharge to the members of the Board of Management for their management and the members of the Supervisory Board for their supervision thereof, insofar as such is apparent from the financial statements:

    [   ]FOR              [   ]AGAINST              [   ]ABSTAIN

3. To grant authority to the Board of Management to repurchase up to 10% of the Company's outstanding share capital for a period of 18 months (until November 17, 2002):

    [   ]FOR              [   ]AGAINST              [   ]ABSTAIN

4.  (a) To elect Dr. Herbert G. Kloiber as a member of the Supervisory Board:

    [   ]FOR              [   ]AGAINST              [   ]ABSTAIN

    (b) To elect Mr. John W. Dick as a member of the Supervisory Board:

    [   ]FOR              [   ]AGAINST              [   ]ABSTAIN

    (c) To elect Ms. Miranda Curtis as a member of the Supervisory Board:

    [   ]FOR              [   ]AGAINST              [   ]ABSTAIN

5. To amend the Articles of Association to, INTER ALIA, increase the authorized capital of the Company by E300,000,000 (300,000,000 ordinary shares A) to E1,653,000,000:

    [   ]FOR              [   ]AGAINST              [   ]ABSTAIN

6. To appoint Arthur Andersen as independent public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2001:

    [   ]FOR              [   ]AGAINST              [   ]ABSTAIN

NOTE: Such other business as may properly come before the meeting or any adjournment thereof shall be voted in accordance with the discretion of the attorneys and proxies appointed hereby.

SIGNATURE(S)                                                                           DATE:

NOTE: Please sign your name to the Voting Instructions exactly as printed above. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be in full corporate name by a duly authorized officer with full title as such.